Exhibit 99.1

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES PRICING OF $15 MILLION

UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

MENLO PARK, Calif. (June 25, 2010) – Corcept Therapeutics Incorporated (“Corcept”) (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $3.00 per share. All of the shares in the offering are being sold by Corcept. Corcept anticipates aggregate net proceeds from the offering to be approximately $13.8 million. The offering is expected to close on or about June 30, 2010, subject to customary closing conditions.

The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). Corcept will also file with the SEC a prospectus supplement with respect to the offering. Thomas Weisel Partners LLC is acting as the sole underwriter for the offering.

Corcept intends to use the net proceeds from the offering to fund research and development activities, including clinical trials, to fund working capital and for general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Corcept, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, from Thomas Weisel Partners LLC, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling 415-364-2720, or via fax request to 415-364-2799.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing’s Syndrome and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of metabolic and psychiatric disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Forward-Looking Statements

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s expectations regarding the completion and timing of the proposed public offering and the intended use of the proceeds from the offering. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Corcept will be able to complete the public offering on the anticipated terms, or at all. If Corcept is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. These and other risk factors are set forth in Corcept’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other SEC filings, all of which are available on its website (www.corcept.com) or from the SEC’s website (www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.